FOR:                        WesBanco, Inc.
COMPANY CONTACT:
John Iannone
Vice President, Investor Relations
(304) 905-7021

WesBanco Announces Increase in Quarterly Cash Dividend Rate

Wheeling, WV, February 18, 2016 – WesBanco, Inc. (NASDAQ:WSBC), a multi-state bank holding company with total assets of approximately $8.5 billion, announced today that its Board of Directors has approved a 4.3% increase in the quarterly cash dividend to $0.24 per common share from the previous quarterly dividend of $0.23 per common share. The higher dividend rate will be payable on April 1, 2016 to shareholders of record on March 11, 2016.  This is the ninth increase in the quarterly dividend rate since 2010 and represents a total increase of 71% in WesBanco's dividend over that time period.

The WesBanco Board of Directors approved this most recent cash dividend increase based in part on the Company's strong earnings achieved in 2015, as well as WesBanco's strong regulatory capital and liquidity positions.  The new cash dividend represents an annualized cash dividend rate of $0.96 per common share.  Based upon yesterday's closing common stock price, the new dividend rate equates to a yield of approximately 3.4%.

About WesBanco, Inc.
WesBanco, Inc. (www.wesbanco.com) is a multi-state bank holding company with total assets of approximately $8.5 billion operating through 141 branch locations and 129 ATMs in West Virginia, Ohio and Pennsylvania. WesBanco's banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. WesBanco also operates an insurance brokerage company, WesBanco Insurance Services Inc., and a full-service broker/dealer, WesBanco Securities Inc.